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                 November 9, 2020

       Douglas Croxall
       Chief Executive Officer
       Crown Electrokinetics Corp.
       1110 NE Circle Blvd.
       Corvallis, Oregon 97330

                                                        Re: Crown
Electrokinetics Corp.
                                                            Registration
Statement on Form S-1
                                                            Filed November 4,
2020
                                                            File No. 333-249833

       Dear Mr. Croxall:

              This is to advise you that we have not reviewed and will not review your registration statement.

              Please refer to Rule 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Mitchell Austin, Staff Attorney, at (202) 551-3574 or, in his absence, Jan
       Woo, Legal Branch Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              M. Ali Panjwani, Esq.